UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

June 24, 2005

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street

Santa Clara, California 95051

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

On June 24, 2005, the Compensation Committee of the Board of Directors of Extreme Networks, Inc. (the “Company”) approved the accelerated vesting of all unvested options that have an exercise price of $7.00 or greater and are held by current employees, officers and directors. This accelerated vesting will affect options with respect to approximately 4,544,000 shares of the Company’s common stock. This acceleration is effective for stock options outstanding as of the close of business on June 27, 2005.

The primary purpose of the accelerated vesting is to eliminate future stock-based employee compensation expense the Company would otherwise recognize in its consolidated statement of operations with respect to these accelerated options once FASB Statement No. 123R (Share-Based Payment) becomes effective. Because these options have exercise prices substantially in excess of the Company’s current stock price which was $4.17 as of the close of market on June 27, 2005, as reported by the Nasdaq National Market, the Company believes that these options have limited economic value and may not be offering sufficient incentive to the employees when compared to the potential future compensation expense that would have been attributable to the options. The estimated maximum future expense that is eliminated is approximately $11,434,000. In addition to the accounting consequences, the Company believes that the accelerated vesting may have a positive effect on employee morale and retention.

A copy of the Company’s press release announcing this decision is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated June 27, 2005 announcing accelerated vesting of stock options.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 28, 2005

EXTREME NETWORKS, INC.

By:	/s/ William R. Slakey
William R. Slakey
Chief Financial Officer

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